Exhibit 11

                                 FIBERSTARS INC.

                       COMPUTATION OF NET INCOME PER SHARE

                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Months Ended
                                                                3/31/97 3/31/96
                                                                ---------------



   Weighted average common shares outstanding for the period      3,413    3,385

   Common equivalent shares assuming conversion of stock
         options and warrants under the treasury stock method       130      121

                                                                 ---------------
   Shares used in per share calculations                          3,543    3,506
                                                                 ===============

Net income                                                       $  120   $   68

Net income per share:                                            $ 0.03   $ 0.02


Calculated in  accordance  with the  guidelines  of item 601 of Regulation  S-B.

Primary and fully diluted calculations are substantially the same.

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